QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23

Independent Auditors' Consent

Qwest Communications International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-74622 and 333-91424) of Qwest Communications International Inc., of our report dated June 27, 2003, with respect to the net assets available for benefits of the Qwest Savings & Investment Plan as of December 31, 2002 and December 30, 2002 and the related statements of changes in net assets available for benefits for the one-day period ended December 31, 2002, and the year ended December 30, 2002, and the related supplemental schedules, which report appears in the December 31, 2002 annual report on Form 11-K of the Qwest Savings & Investment Plan.

KPMG LLP

Denver, Colorado
June 27, 2003

35

QuickLinks

  EXHIBIT 23
Independent Auditors' Consent